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(Continued from Screen 35)                                filed for series  0.
   Condensed balance sheet data:         As of the end of current reporting
                                        period (000's omitted except for per
                                        share amounts and number of accounts)
74.O) Payables for portfolio instruments purchased --------------- $        0
   P) Amounts owed to affiliated persons --------------------------$        0
   Q) Senior long-term debt ---------------------------------------$        0
   R) Other liabilities:1. Reverse repurchase agreements --------- $        0
                        2. Short sales --------------------------- $        0
                        3. Written options ----------------------- $        0
                        4. All other liabilities ----------------- $        0

   S) Senior equity -----------------------------------------------$        0
   T) Net assets of common shareholders ---------------------------$        0
   U) 1. Number of shares outstanding -----------------------------$	0
      2. Number of shares outstanding of a second class of shares
         of open-end company ---------------------------------------        0
"   V) 1. Net asset value per share(to nearest cent)--  $5.75, 5.74
"	 2. Net asset value per share of a second class of open-end
         company shares (to nearest cent) ------------  $5.74, 5.75, 5.76
   W) Mark-to-market net asset value per share
      for money market funds only (to 4 decimals) -----------------$   0.0000
   X) Total number of shareholder accounts ------------------------$        0
   Y) Total value of assets in segregated accounts ----------------$        0
                              SCREEN NUMBER: 36


Because the electronic format for filing Form N-SAR does not provide "adequatespace for responding to Items 73A1&2 and 74V1&2 correctly, " the correct answersare as above.